Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
BlueFire Ethanol Fuels, Inc.

We hereby consent to the use in this Registration Statement of BlueFire Ethanol Fuels, Inc. on Form S-1 Post-Effective Amendment #1, of our report on the consolidated financial statements of BlueFire Ethanol Fuels, Inc. and subsidiaries dated March 29, 2010, related to the consolidated financial statements of BlueFire Ethanol Fuels, Inc. and subsidiaries as of December 31, 2009 and for the year then ended and for the period from March 28, 2006 (“Inception”) to December 31, 2009. We also consent to the reference to us in the Experts section of the Registration Statement.

/s/ dbbmckennon

Newport Beach, California
June 11, 2010